Exhibit 99.11

Script for the

Webcast to Imagistics Employees

Tender by Océ

September 16, 2005

Slide 1

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                                 Marc Breslawsky
                                Chairman and CEO
                               September 16, 2005

Introduction by Tina Allen and Joan Malay.

Marc Breslawsky:

Slide 2

Exciting News
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[X]  Today, Oce N.V., a Netherlands based, global leader in the copier, printer and document management industry, has launched a friendly tender offer to buy all of the outstanding Imagistics common shares.

What This Means:
[X]  Should the tender offer be successful, Oce will acquire Imagistics.
[X]  We will then become a wholly owned subsidiary of Oce, with greater scale, a broader product line, and better access to capital to execute our growth strategy.

Welcome. We have exciting news. Today, Océ N.V., a Netherlands based, global leader in the copier, printer and document management industry, has launched a friendly tender offer to buy all of the outstanding Imagistics common shares.

What this means is that Océ will acquire Imagistics if the tender offer is successful. We will then become a subsidiary of Océ, with greater scale, a broader product line, a global customer base, and better access to capital to execute our growth strategy.

Océ clearly recognizes the great work that has been done by Imagistics employees since the spin-off. We believe they are attracted to the quality of our people, our business model, and our excellent results over the past three and one half years. We believe that is why they are offering a premium to our shareholders.

Slide 3

What is a Tender Offer
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            A tender is an offer to purchase a company's shares at a
                  certain price for a limited period of time.

[X]  Oce has agreed to offer $42 in cash per Imagistics share, a premium of more than 25% over the recent stock price.
[X]  The offer will be outstanding for 20 business days.
[X]  With a tender offer, shareholders decide whether they want to accept the offer and tender their shares.
[X]  We believe the premium is very attractive and should be a strong economic incentive for shareholders to accept the offer.
[X]  The Imagistics board of directors has approved the transaction.
[X]  The transaction is expected to close immediately following the expiration of the tender offer.
[X]  It should be noted that our agreement preserves the ability of our board of directors to respond to competing offers.

Many of you may not know what a tender offer is, so let me give you a simple definition - a tender is an offer to purchase a company’s shares at a certain price for a limited period of time.

In this case, Océ has agreed to offer $42 in cash per Imagistics share, which represents a premium of more than 25% over the recent stock price. The offer will be outstanding for 20 business days.

With a tender offer, shareholders decide whether they want to accept the offer and tender their shares. We believe the premium is very attractive and should be a strong incentive for our shareholders. The Imagistics board of directors has approved the transaction, and it is expected to close immediately following the expiration of the tender offer. It should be noted that our agreement preserves the ability of our board to respond to competing offers.

Slide 4

Who is Oce
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[X]  Oce is a global leader in the copier, printer and document management industry, based in Venlo, The Netherlands.
[X]  It has direct sales and service capabilities in 31 countries, indirect sales in 50 countries, and 21,300 employees worldwide.
[X]  Oce primarily serves the high speed production and wide format copier markets, provides document management services, and has a limited presence in the high end of the office market. They primarily serve segment 5 and higher.
[X]  The company had 2004 revenue of approximately $3.2 billion, with 35% of that from their US businesses.
[X]  Oce's current Executive Board is composed of their 3 most senior executives:

Some of you may be familiar with Océ, but my guess is that most of you are not. So, who is Océ?

Océ is a global leader in the copier, printer and document management industry, based in Venlo, The Netherlands.

They have direct sales and service capabilities in 31 countries and indirect sales in 50 countries.

Océ primarily serves the high speed production and wide format copier markets, provides facilities management services, and has a limited presence at the high end of the office market.

Slide 5

Who is Oce
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                            Oce has a global presence

Océ had 2004 revenue of approximately $3.2 billion, with 35% of that from their business in the United States. Of their 21,300 worldwide employees, 8,300 of those are in the US.

Slide 6

Who is Oce
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                           Oce's Worldwide Facilities

Research &              Manufacturing &           Operating Companies
Development             Logistics                 Oce - USA Holding
Venlo, Netherlands      Venlo, Netherlands        Oce - Germany
Poing, Germany          Poing, Germany            Oce - Netherlands
Creteil, France         Prague, Czech Republic    Oce - France
Namur, Belgium          Vancouver, Canada         Oce - UK
Konstanz, Germany       Fiskeville, USA           Etc. (operating subsidiaries
Vancouver, Canada       Far east (contractor)     in 31 countries)
Phoenix, USA

They have research & development, manufacturing and logistics facilities in North America and Europe, and also contract some production in Asia. Their operating companies are all over the world.

Slide 7

Oce's Culture and Core Values
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           Oce's culture and core values are very similar to those of
                  Imagistics. Their success has been built on:

[X]  Customer focus:
     - Direct sales and service.
     - Focus on long term relationships.
     - Ownership of customer issues.
[X]  Innovation:
     - Driven by market demand.
     - Focus on high quality, reliability and low cost of ownership.
[X]  Corporate culture:
     - High integrity to all stakeholders (customers, employees, shareholders, suppliers, communities).
     - Entrepreneurial and result driven.
     - High regard for human value.

So, how compatible are we and Océ?

The culture and core values of the two companies are very similar. The success of both Océ and Imagistics is based on a sharp focus on the customer, innovation and a culture which demands integrity, encourages an entrepreneurial spirit, and values its people. We plan to get along very well.

Slide 8

Rationale for the Combination
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What Oce brings:
[X]  Excellent wide format, commercial and corporate printing, and facilities management businesses.
[X]  Product coverage in segments 5-6 high speed production market.
[X]  An in house leasing source in the US.
[X]  Strong market position globally.

Oce's strengths:
[X]  Very strong in European markets.
[X]  Leading technology in segment 5 and higher.
[X]  Has a facilities management business which Oce calls "Business Services."
[X]  Leading technology.
[X]  Direct sales organization.
[X]  Customer loyalty.
[X]  Excellent service performance.

What Oce needs:
[X]  A broader product offering in segments 1-5.
[X]  Greater distribution (both sales and service) in the US market.
[X]  Improved growth prospects in the US office market.

Let’s now discuss why this combination makes sense for both companies.

Océ brings an excellent wide format, commercial and corporate printing, and facilities management business. They have leading edge technology, great products in the segments 5-6 high speed production market, and a strong market position globally, especially in Europe. Their products and markets complement ours perfectly. They also bring an in house leasing source in the US.

They need a broader product offering in segments 1-5 and greater distribution in the United States to improve their growth prospects - that’s where Imagistics comes in.

Slide 9

Rationale for the Combination
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What Imagistics brings:
[X]  Excellent US office business with strong growth prospects.
[X]  Product coverage in segments 1-5 office market.
[X]  Large customer base in United States, presence in Canada and the UK.
[X]  Valued employees, proven management team committed to making the merger a success.

Our strengths:
[X]  Best-of-breed product line.
[X]  Broad national direct sales and service capabilities in the US.
[X]  Developed infrastructure in the US.

What we need:
[X]  Larger scale, global presence.
[X]  Product offering for the high volume production and wide format markets.
[X]  Entry into the facilities management business.
[X]  Additional leasing options.

Imagistics brings many things to the table. We have an excellent US office business with strong growth prospects. Our products cover segments 1-5 in the office market. We bring a large customer base in the United States, and a presence in Canada and the United Kingdom. Most importantly, we bring our valued employees and a management team that has a proven track record of delivering solid results.

What we need is the additional scale, global presence, products for the production and wide format markets, the facilities management business and additional leasing options that Océ has.

Slide 10

Powerful Combination
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Together, Oce and Imagistics will:
[X]  Comprehensively offer a complete line of products and services for our customers from one company:
     - Continue the best of breed strategy for our products in segments 1-5, complemented by Oce's high volume products in segments 5-6.
     - Provide business services (facilities management).
     - Provide an in house leasing source.
     - Improved software offerings.
[X]  Achieve greater scale in the US and Europe, and have a better competitive position globally.
[X]  Leverage our direct sales and service capabilities.
[X]  Have superior growth prospects.

                 Oce and Imagistics will become a major force in
                             the US office market.

Together, Océ and Imagistics will make a powerful combination.

We will have comprehensive product coverage in segments 1-6, offering customers a complete line of products and services, all from one company. We will continue our best of breed strategy for our products in segments 1-5, complemented by Océ’s high volume products in segments 5-6. We will provide facilities management, have an in house leasing source, and improved software offerings.

We will achieve greater scale in the United States and Europe, and enhance our competitive position globally. We will be able to offer multinational companies a complete document management solution. Together, we expect that Océ and Imagistics will become a major force in the United States office market, with superior growth prospects in the United States and globally.

Slide 11

Imagistics Place in the Oce Organization
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[X]  Imagistics will be named: "Oce Imagistics" and will be the largest Oce operating company in North America.
[X]  Marc Breslawsky, Jan Dix, and Joe Skrzypczak will complete the calendar year 2005 in their current capacity and work on integration plans.
     Effective January 1, 2006:
     -    Marc Breslawsky will lead Oce's entire North America business and will be elected to Oce's Executive Board.
     -    Joe Skrzypczak will lead Oce Imagistics, which will serve the office market in the United States and be headquartered in Trumbull,
          Connecticut.

So, where will Imagistics fit in Océ’s global organization?

Assuming the tender is successful, Imagistics will be named “Océ Imagistics” and will be the largest Océ operating company in North America.

Jan Dix, Joe Skrzypczak and I will complete the calendar year 2005 in our current positions and work on integration plans.

Effective January 1, 2006, I will lead Océ’s entire North American business and will be elected to Océ’s Executive Board.

Joe Skrzypczak will lead Océ Imagistics, which will serve the office market in the United States and will be headquartered in the existing Imagistics offices in Trumbull, Connecticut.

Slide 12

Imagistics Place in the Oce Organization
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Effective January 1, 2006:

Here you can see a proposed organization chart, effective January 1, 2006, which I just described.

Slide 13

What This Means to You
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From a business perspective:

[X]  For our direct sales and service force - a broader product line - including printers and facilities management, access to a global market, continuing focus on the customer.
[X]  For our support staff - near term we expect little change, longer term we need to examine the opportunities presented by combining the companies and adjust where it makes sense.
[X]  For our headquarters staff - will remain in Trumbull and support Oce
     Imagistics.

From a personal perspective:
[X]  For the overwhelming number of Imagistics employees, we do not anticipate major changes.
[X]  We do not anticipate significant changes to compensation or benefits.
[X]  Oce Imagistics will be headquartered in Trumbull.

Of course, what is foremost in all of your minds right now is what this means to you.

From a business perspective, it means our sales and service force will have a broader product line and access to a global market. For our support staff, near term we expect little change, and longer term we need to examine the opportunities presented by combining the companies and adjust where it makes sense. Our headquarters staff will remain in Trumbull and support Océ Imagistics.

From a personal perspective, for the overwhelming number of Imagistics employees, we do not anticipate major changes. We do not anticipate significant changes to compensation or benefits.

And, as I mentioned, the combined Océ Imagistics business will be headquartered in Trumbull.

Slide 14

Summary
================================================================================
[X]  The two companies have a common culture and the combination is highly complementary.

[X]  We believe this transaction is in the best interests of Imagistics employees, customers, suppliers and shareholders.

[X]  Our employees benefit by being part of a larger organization, with access to a broader base of products and services, customers, technology, capital and other resources.

[X]  Our customers benefit by Oce Imagistics being able to offer a wider array of products and services to serve all of their copying, printing and document management needs, worldwide.

[X]  Our suppliers benefit by access to a global customer base.

[X]  Our shareholders benefit from the cash premium Oce is offering.

[X]  I invite you to visit Oce's website at www.oce.com to learn more about their company, culture and products.

[X]  All in all, we believe this is a great fit.

Thank you.  Now we will take your questions.

To summarize, the two companies have a common culture and their products and markets complement each other perfectly. We believe this transaction is in the best interests of Imagistics employees, customers, suppliers and shareholders.

Our employees benefit by being part of a larger organization, with access to a broader base of products and services, customers, technology, capital and other resources.

Our customers benefit by Océ Imagistics being able to offer a wider array of products and services to serve all of their copying, printing, and document management needs, worldwide.

Our suppliers benefit by access to a global customer base.

Our shareholders benefit from the cash premium that Océ is offering.

Since many of you are our primary contact with customers and vendors, we encourage you to work with your managers and notify key customers and vendors about this merger. We have posted on the employee portal talking points and sample letters for you to use with those key constituents. Please be sure to emphasize that the combined company will be stronger – from financial, product, sales and service perspectives.

I invite you to visit Océ’s website at www.oce.com to learn more about their company, culture and products. All in all, we believe this is a great fit.

Thank you, and now we will take your questions.

Slide 15

The statements contained in this presentation that are not purely historical are forward-looking statements, within the meaning of the Private Securities
Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects,"
"projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent
ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2004 Form
10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

          -------------------------------------------------------------

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of
Imagistics common stock described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation/recommendation statement filed with the Securities and Exchange Commission. The tender offer statement
(including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all shareholders of Imagistics at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's web site (http://www.sec.gov).

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of Imagistics common stock described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation/recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all shareholders of Imagistics at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (http://www.sec.gov).